UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2013

ARRIS Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31254	58-2588724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive, Suwanee, Georgia		30024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 678-473-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 11, 2013, ARRIS Group, Inc. (the “Company”) entered into an agreement with a subsidiary of Comcast Corporation providing for the purchase from the Company of approximately 10.6 million shares of common stock for $150.0 million in connection with the Company’s previously announced acquisition of the Motorola Home business from General Instrument Holdings, Inc., an indirect subsidiary of Google Inc. (“the Transaction”). A press release announcing the agreement is attached hereto as Exhibit 99.1. As a result of this agreement, General Instrument Holdings, Inc. is expected to receive approximately 10.6 million shares of common stock, valued at $150.0 million, in connection with the Transaction.

The issuance of the shares will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The offer and sale of the shares were privately negotiated transactions that did not involve a general solicitation.

No underwriting discounts or commissions will be paid in connection with the issuance of the shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Acquisition Agreement, dated December 19, 2012, by and among ARRIS Group, Inc., ARRIS Enterprises I, Inc., ARRIS Enterprises II, Inc., General Instrument Holdings, Inc. and Motorola Mobility LLC*

99.1	Press Release dated January 14, 2013

*	Certain schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.

By:	/s/ David B. Potts
David B. Potts Executive Vice President and CFO

Date: January 17, 2013